Exhibit 99.1

Investor | Media Relations Contact: 407-585-1080 or QCEL@hanoverelite.com

Q THERAPEUTICS EXPANDS BOARD OF DIRECTORS WITH

APPOINTMENT OF DR. HUNTER JACKSON AS INDEPENDENT MEMBER

Company Also Announces Formation of Governance and Nominating

Committee and Related Appointments of Directors

Salt Lake City, UT – (Marketwired) – September 23, 2014 – Q Therapeutics, Inc., an emerging biotechnology company developing innovative cell therapy products for the treatment of debilitating diseases of the central nervous system, today announced the appointment of Hunter Jackson, Ph.D. as an independent member to the Company’s Board of Directors. In addition, Dr. Jackson has agreed to serve on the Board’s newly formed Governance and Nominating Committee; he will be joined on the Committee by current independent directors, Peter Grebow, Ph.D. and Peter Barton Hutt, Esq.

Dr. Jackson brings to Q Therapeutics more than 30 years’ experience in the life science industry. Since April 2014, he has served as Executive Chairman of Navigen Pharmaceuticals, Inc., a company he led as President and Chief Executive Officer from 2006 until his appointment as Executive Chairman. From 1986 through 2006, Dr. Jackson was Chairman and Chief Executive Officer of NPS Pharmaceuticals, Inc., a company he co-founded to pioneer and deliver therapies that transform the lives of patients with rare diseases. During his tenure at NPS, two products were advanced through clinical research and development: Sensipar® for treatment of secondary hyperparathyroidism and hypercalcemia, marketed by Amgen (U.S. and Europe) and Kyowa Hakko Kirin (Asia), which exceeded $1 billion in sales in 2013; and Preotact® for treatment of osteoporosis, marketed by Nycomed (Europe) in 2006, then repurchased by NPS. FDA approval for NPS’ third product, Gattex® for the treatment of short bowel syndrome, was received in 2013; it is marketed in the U.S. and is being launched in Europe. Under Dr. Jackson’s leadership, NPS entered into major agreements with Pfizer, FMC, GlaxoSmithKline, Amgen, Kirin, Abbott, AstraZeneca, Allergan and Nycomed. Additionally, NPS raised approximately $900 million dollars through a variety of public and private financings.

Dr. Jackson currently serves on the boards of Neuroadjuvants, Inc. and Fluorinov, Inc. He was a member of the Governing Authority of the Utah Science, Technology, and Research Economic Development Initiative (USTAR) from 2006-2012 and received the 1998 Ernst & Young Utah Entrepreneur of the Year Award and the 2002 Utah Governor’s Medal for Science and Technology. Dr. Jackson earned a Bachelor of Arts degree in American Literature from the University of Illinois, a Ph.D. in Psychobiology from Yale University, and completed postdoctoral work in the Neurosurgery Department at the University of Virginia Medical Center.

“We are very pleased to welcome Dr. Jackson to our Board of Directors. We are confident that his world class corporate and life science experience and trusted guidance will prove of immeasurable value to Q Therapeutics as we continue to advance our first product, Q-Cells®, through clinical development,” stated Deborah Eppstein, Ph.D., President and Chief Executive Officer of Q Therapeutics.

About Q Therapeutics, Inc.

Headquartered in Salt Lake City, Utah, Q Therapeutics, Inc. is a fully reporting, non-trading company engaged in developing adult stem cell therapies to treat debilitating diseases of the central nervous system. The Company’s first product, Q-Cells®, is a cell-

based therapeutic intended to restore or preserve normal activity of neurons by providing essential support functions that occur in healthy central nervous system tissues. Q-Cells may be applicable to a wide range of central nervous system diseases and injuries, including demyelinating conditions such as multiple sclerosis, transverse myelitis, cerebral palsy and stroke; as well as other neurodegenerative diseases and injuries, such as ALS (Lou Gehrig’s disease), Huntington’s disease, spinal cord injury, traumatic brain injury, Parkinson’s disease and Alzheimer’s disease. Q Therapeutics’ initial clinical target is ALS. The Company’s proprietary product pipeline also encompasses neural cell products derived from induced pluripotent stem cells (iPSC). For more information, visit www.qthera.com.